EXHIBIT 23.3

CONSENT
OF
CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
Grand Premier Financial, Inc.
486 West Liberty Street
Wauconda, IL 60084

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Grand Premier Financial, Inc. (the "Company") as Exhibit C to the Registration Statement of the Company on Form S-4 (the "Registration Statement") relating to the proposed merger involving the Company and Old Kent Financial Corp. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION By: /s/ P. Oliver Sarkczy P. Oliver Sarkczy Managing Director

December 22, 1999